                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          ARONEX PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                76-0196535
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


     8707 TECHNOLOGY FOREST PLACE
         THE WOODLANDS, TEXAS                          77381-1191
(Address of principal executive office)                (Zip Code)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                      None

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                         PREFERRED SHARE PURCHASE RIGHTS
                                (Title of Class)


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     Item 1 of the registrant's Form 8-A is hereby amended as follows:

         In connection with the Agreement and Plan of Merger, dated as of April 23, 2001 (the "Merger Agreement"), between Aronex Pharmaceuticals, Inc. (the "Company"), Antigenics Inc. ("Parent") and NASA Merger Corp. ("Merger Sub") pursuant to which the Company agreed to enter into a merger (the "Merger") such that the Company would become a wholly owned subsidiary of Parent through its merger with and into Merger Sub, as more fully described therein, the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights Agent"), entered into Amendment No. 1, dated as of April 24, 2001 ("Amendment No. 1"), to the Rights Agreement, dated as of October 6, 1999, between the Company and the Rights Agent (the "Rights Agreement"), in order to, among other things, amend: (i) Section 1(a) of the Rights Agreement to provide that none of Parent, Merger Sub, or their affiliates or associates will be an Acquiring Person (as defined in the Rights Agreement) solely because of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement; (ii) Section 3(a) of the Rights Agreement to provide that a Distribution Date (as defined in the Rights Agreement) will not occur solely because of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement; and (iii) Section 7(a) of the Rights Agreement to provide that the Rights (as defined in the Rights Agreement) will, in addition to other events, expire immediately prior to the effective time of the Merger, which effective time is more fully described, and is subject to conditions more fully described, in the Merger Agreement.

         Amendment No. 1 is incorporated herein by reference, and the foregoing description of Amendment No. 1 and is qualified in its entirety by reference to Amendment No. 1.


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ITEM 2. EXHIBITS

     The following exhibits to this Registration Statement on Form 8-A/A, which constitute all constituent instruments defining the rights of the holders of the Company's Common Stock, including any contracts or other documents which limit or qualify the rights of such holders, are either filed herewith or are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

     3.1(a)+ Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1997).

     3.1(b)+ Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1999).

     3.1(c)+ Certificate of Designation of Series One Junior Participating Preferred Stock dated October 6, 1999 (attached as Exhibit A to the Rights Agreement files as Exhibit 4.1 incorporated by reference to Exhibit 4.1 on Form 8-A dated October 7, 1999).

     3.2+ Restated Bylaws (incorporated by reference to Exhibit 3.2 to Aronex Pharmaceuticals' Registration Statement on Form S-1 (No. 33-47418) (the "1992 Registration Statement"), as declared effective by the Commission on July 10, 1992).

     4.1+ Rights Agreement, dated October 6, 1999, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 on Form 8-A dated October 7, 1999).

     4.2+ Form of Rights Certificate (attached as Exhibit B to the Rights Agreement files as Exhibit 4.1 incorporated by reference to
              Exhibit 4.1 on Form 8-A dated October 7, 1999).

     4.3* First Amendment to Rights Agreement, dated as of April 24, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

     + Incorporated herein by reference.

     * Filed herewith.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form 8-A/A to be signed on its behalf by the undersigned, thereunto duly authorized.


                          ARONEX PHARMACEUTICALS, INC.


                          By: /s/ Geoffrey F. Cox, Ph.D.
                              -------------------------------------------------
                              Geoffrey F. Cox, Ph.D.
                              Chairman of the Board and Chief Executive Officer


Dated: April 24, 2001


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                                  EXHIBIT INDEX

EXHIBIT
NUMBER           DESCRIPTION
-------          -----------

3.1(a)+          Amended and Restated Certificate of Incorporation, as amended
                 (incorporated by reference to Exhibit 3.1 to the Company's
                 Quarterly Report on Form 10-Q for the quarterly period ending
                 June 30, 1997).

3.1(b)+          Certificate of Amendment of Amended and Restated Certificate of
                 Incorporation of the Company (incorporated by reference to Exhibit 3.1(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1999).

3.1(c)+          Certificate of Designation of Series One Junior Participating
                 Preferred Stock dated October 6, 1999 (attached as Exhibit A to the Rights Agreement files as Exhibit 4.1 incorporated by reference to Exhibit 4.1 on Form 8-A dated October 7, 1999).

3.2+             Restated Bylaws (incorporated by reference to Exhibit 3.2 to
                 Aronex Pharmaceuticals' Registration Statement on Form S-1 (No.
                 33-47418) (the "1992 Registration Statement"), as declared effective by the Commission on July 10, 1992).

4.1+ Rights Agreement, dated October 6, 1999, between the Company and American Stock Transfer & Trust Company, as Rights Agent
                 (incorporated by reference to Exhibit 4.1 on Form 8-A dated
                 October 7, 1999).

4.2+             Form of Rights Certificate (attached as Exhibit B to the Rights
                 Agreement files as Exhibit 4.1 incorporated by reference to
                 Exhibit 4.1 on Form 8-A dated October 7, 1999).

4.3*             First Amendment to Rights Agreement, dated as of April 24,
                 2001, between the Company and American Stock Transfer & Trust
                 Company, as Rights Agent.

+ Incorporated herein by reference.

* Filed herewith.